Exhibit 10.4

JOINDER AGREEMENT

    THIS JOINDER AGREEMENT (this “Agreement”), dated as of April 21, 2022, is by and between STONEX PAYMENT SERVICES LTD., a Washington profit corporation (the “Subsidiary”), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent under that certain Amended and Restated Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of February 22, 2019, by and among STONEX GROUP INC., (f/k/a INTL FCSTONE INC.)a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent. All of the defined terms in the Credit Agreement are incorporated herein by reference.

    The Loan Parties are required by Section 7.13 of the Credit Agreement to cause the Subsidiary to become a “Guarantor”.

    Accordingly, the Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

    1.    The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Guaranty Agreement and a “Guarantor” for all purposes of the Loan Documents, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Guaranty Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Loan Documents. Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each holder of the Obligations, as provided in the Guaranty Agreement, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.

    2.    The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Security Agreement, and shall have all the obligations of an “Obligor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the Subsidiary hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as such term is defined in Section 1 of the Security Agreement), a continuing security interest in, and a right of set off against any and all right, title and interest of the Subsidiary in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the Subsidiary. The Subsidiary hereby represents and warrants to the Administrative Agent that:

        (i)    The Subsidiary's chief executive office, tax payer identification number, organization identification number, and chief place of business are (and for the prior four months have been) located at the locations set forth on Schedule 1 attached hereto and the Subsidiary keeps its books and records at such locations.

        (ii)    The location of all owned and leased real property of the Subsidiary is as shown on Schedule 2 attached hereto.

        (iii)    The Subsidiary's legal name and jurisdiction of organization is as shown in this Agreement and the Subsidiary has not in the past four months changed its name, been party to a merger, consolidation or other change in structure or used any tradename except as set forth in Schedule 3 attached hereto.

        (iv)    The patents, copyrights, and trademarks listed on Schedule 4 attached hereto constitute all of the registrations and applications for the patents, copyrights and trademarks owned by the Subsidiary.

        (v)    The deposit accounts and investment accounts listed on Schedule 5 attached hereto constitute all of the deposit accounts and investment accounts owned by the Subsidiary.

        (vi)    The Subsidiary’s Pledged Equity (as defined in Section 1 the Security Agreement) is as shown on Schedule 6 attached hereto.

        (vii)    Any and all Commercial Tort Claims (as defined in Section 1 of the Security Agreement) by or in favor of the Subsidiary seeking damages in excess of $50,000 are as set forth on Schedule 7 attached hereto.

        (viii)    Schedule 8 attached hereto lists all Instruments, Documents or Tangible Chattel Paper (each as defined in Section 1 of the Security Agreement) of the Subsidiary in excess of $100,000 required to be pledged and delivered to the Administrative Agent pursuant to Section 4(a)(i) of the Security Agreement.

        (ix)    Except for (i) the filing or recording of UCC financing statements, (ii) the filing of appropriate notices with the United States Patent and Trademark Office and the United States Copyright Office, (iii) obtaining control to perfect the Liens created by the Security Agreement (to the extent required under Section 4(a) thereof), (iv) such actions as may be required by Laws affecting the offering and sale of securities, (v) such actions as may be required by applicable foreign Laws affecting the pledge of the Pledged Equity of Foreign Subsidiaries and (vi) consents, authorizations, filings or other actions which have been obtained and made, no consents, authorizations, filings or other actions, other than as listed on Schedule 9 attached hereto, are required for the exercise by the Administrative Agent or the holders of the Secured Obligations of the rights and remedies provided for in the Security Agreement.

    3.    Attached hereto are supplements to Schedule 6.13 to the Credit Agreement and Schedule 1(a) to the Security Agreement as are necessary such that, as supplemented, such schedules would be accurate and complete in all material respects as of the date of this Agreement.

    4.    The address of the Subsidiary for purposes of all notices and other communications is 1075 Jordan Creek Parkway – Suite 300, West Des Moines, IA 50266, Attention of David Bolte, Assistant Secretary (Facsimile No. 515-864-0294).

    5.    The Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the Subsidiary under the Guaranty Agreement upon the execution of this Agreement by the Subsidiary.

    6.    This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

    7.    This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

    IN WITNESS WHEREOF, the Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent has caused the same to be accepted by its authorized officer, as of the day and year first above written.

                        STONEX PAYMENT SERVICES LTD.

                        By:    /s/ William J. Dunaway
Name:    William J. Dunaway
Title:    Chief Financial Officer

                        Acknowledged and accepted:

                        BANK OF AMERICA, N.A.,
                        as Administrative Agent

                        By:    /s/ Kyle D. Harding
Name:    Kyle D. Harding
Title:    Vice President